UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2012

PURE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21019	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices, including zip code)

(619) 596-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 11, 2012, PURE Bioscience, Inc. (“we”, “PURE” or the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis” or the “underwriter”) relating to the sale (the “Offering”) of an aggregate of 3,784,000 shares of common stock of the Company (the “Common Stock”). The public offering price for each share of common stock is $1.10. The Common Stock will be purchased by Aegis at a seven percent (7%) discount, for a purchase price of $1.023 per share. The Company has granted the underwriter a 45-day option to purchase, at the public offering price less the seven percent discount (7%), up to an aggregate of 567,600 additional shares of Common Stock to cover overallotments, if any. We estimate that net proceeds we will receive from the Offering will be approximately $3.67 million, after deducting the underwriter’s discount and estimated offering expenses payable by us. We estimate that net proceeds we will receive from the Offering if the underwriter exercises the entire overallotment option will be approximately $4.25 million, after deducting the underwriter’s discount and estimated offering expenses payable by us.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company, its directors and officers have agreed not to sell or otherwise dispose of any of the Company’s Common Stock or common stock equivalents for a period ending 90 days after the date of the final prospectus supplement in the case of the Company and  90 days after the date of closing in the case of directors and officers, without first obtaining the written consent of the underwriter.

The Offering was made pursuant to PURE’s effective registration statement on Form S-3 (Registration No. 333-182475), which was previously filed with the Securities and Exchange Commission (“SEC”) and became effective on July 31, 2012, and a preliminary and final prospectus supplement filed with the SEC on September 4, 2012 and September 13, 2012, respectively. We expect the Offering to close on or around September 17, 2021, subject to the satisfaction of customary closing conditions. As noted above, the underwriter will receive a fee of 7.0% of the gross proceeds of the Offering in the form of the underwriter discount, plus a non-accountable expense allowance equal to 1.0% of the gross proceeds of the Offering. As additional compensation to the underwriter, upon consummation of sales, we will issue  a warrant to purchase 113,520 shares of our common stock at an exercise price per share equal to $1.375 (the “Underwriter Warrants”). The Underwriter Warrants will become exercisable on the one year anniversary of the Underwriting Agreement and have a term of five (5) years. The Underwriting Agreement requires us to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make because of such liabilities.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed and attached hereto as Exhibit 1.1 and incorporated herein by reference. A copy of the opinion of Spectrum Law Group, LLP relating to the validity of the shares issued in the Offering is attached hereto as Exhibit 5.1. The foregoing description of the Underwriter Warrant is qualified in its entirety by reference to the Form of Underwriter Warrant, a copy of which is filed and attached hereto as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 8.01   Other Events

On September 11, 2012, we issued a press release announcing the pricing of the Offering. The press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement

4.1	Form of Underwriter Warrant

5.1	Opinion of Spectrum Law Group, LLP

23.1	Consent of Spectrum Law Group, LLP (contained in Exhibit 5.1)

99.1	Press Release Dated September 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.
Dated: September 13, 2012	By:	/s/ Michael L. Krall
Michael L. Krall President, Chief Executive Officer, Interim Chief Financial Officer